AMENDMENT NO. 3 TO
THE SECOND AMENDED AND RESTATED BYLAWS
(the “Bylaws”)
OF
IDEANOMICS, INC.
(the “Corporation”)
Effective November 10, 2021
1.The Bylaws of the Corporation are hereby amended by deleting therefrom Section 2.6 of Article II in its entirety and inserting in lieu thereof a new Section 2.6 of Article II as follows:
“Section 2.6    Quorum. At all meetings of the stockholders, the presence in person or by proxy of the holders of thirty-three and one-third percent (33 1/3%) of the shares issued and outstanding and entitled to vote shall be necessary and sufficient to constitute a quorum for the transaction of business except as otherwise provided by law, by the Articles of Incorporation or by these Bylaws. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chair of the meeting or the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.”
2.The Bylaws of the Corporation are hereby amended by deleting therefrom Section 2.7 of Article II in its entirety and inserting in lieu thereof a new Section 2.7 of Article II as follows:
“Section 2.7    Voting. When a quorum is present at any meeting of the Corporation’s stockholders, action by the stockholders on a matter other than the election of directors is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, unless the question is one upon which, by express provision of law, the Articles of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such express provision shall govern and control the decision of such question. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.”
3.Except as set forth herein, the Bylaws shall remain in full force and effect.
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Adopted by resolution of the Board of Directors, the 10th day of November, 2021.

/s/Tony Sklar
Secretary